Exhibit 99.1

China Jo-Jo Drugstores Announces Fiscal 2014 Second Quarter Financial Results

Fiscal Year 2014 Second Quarter Highlights:

•	In three months online sales contributed $1.6 million in revenue, an increase of 85.6% from the prior period
•	Retail sales, approximately 65.6% of total revenue for the three months ended September 30, 2013, increased by $0.6 million or 5.3% to $11.1 million compared with the same period last year
•	Cost of goods sold in the second quarter decreased to $13.9 million, down 40.2% compared with the same period last year
•	Gross margin increased quarter over quarter from 12.8% to 17.5%
•	Net loss was $0.55 million in the second quarter, losses narrowed 64.3% compared with the same period last year
•	Diluted and basic loss per share was $0.04

China Jo-Jo Drugstores, Inc. (CJJD) (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in China, today announced earnings results for the three months ended September 30, 2013.  As previously announced, the Company will hold a conference call at 8:00 a.m. Eastern Time on Friday November 15.  Please see below for dial-in information.

Mr. Lei Liu, the Company's Chairman and CEO, stated, “Due to the closure of 16 stores in the past calendar year, our drugstore sales declined slightly quarter over quarter. However, our same-store sales grew. Looking forward, we will continue to focus on our competitive advantages in the retail drugstore segment: hiring additional clinic staff to better advise on drug selection, looking to open additional clinics next to our drugstores, and stocking each store location to better cater to its neighborhood. Additionally, our online pharmacy grew steadily quarter over quarter, reflecting our efforts in collaborating with large B2C vendors, identifying products suitable for online customers, and controlling costs. Nevertheless, retail profit margin decreased slightly from the same period last year as we were forced by government price control to adjust prices.” As of November 14, 2013, the Company operated 51 pharmacies, including five in Shanghai.

Mr. Liu continued, “Since the third quarter of fiscal 2013, we have stopped low margin sales in our wholesale segment and are focusing on profitability over sales volume. As a result, our sales volume declined while gross profit margin increased significantly. Although this strategy may impact our ability to achieve first-tier distributor status, we believe that this approach is critical for our overall operations going forward.”

“For the remaining of fiscal 2014, we are looking to stabilize and grow our revenue primarily through our retail operation, and we will continue our wholesale operations with an eye on bottom line results,” concluded Mr. Liu.

Balance Sheet Highlights

As of September 30, 2013, the Company had $6.3 million of cash, $70.3 million in total assets and $32.4 million in total liabilities.

Fiscal Year 2014 Second Quarter Results

Comparison of three months ended September 30, 2013 and 2012

The following table summarizes our results of operations for the three months ended September 30, 2013 and 2012:

	Three months ended September 30,
	2013		2012
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$16,855,421	100.0%	$26,665,114	100.0%
Gross profit	$2,948,403	17.5%	$3,422,197	12.8%
Selling expenses	$2,979,131	17.7%	$2,102,621	7.9%
General and administrative expenses	$491,981	2.9%	$1,310,313	4.9%
(Loss) income from operations	$(522,709)	(3.1)%	$9,263	0.0%
Other income (expense), net	$37,021	0.2%	$(90,332)	(0.3)%
Goodwill impairment loss	$-	-%	$(1,473,606)	(5.5)%
Change in fair value of purchase option derivative liability	$(21,049)	(0.1)%	$25,905	0.1%
Income tax expense	$39,589	0.2%	$10	0.0%
Net loss attributable to controlling interest	$(546,590)	(3.2)%	$(1,528,449)	(5.7)%
Net loss attributable to noncontrolling interest	$(264)	(0.0)%	$(331)	(0.0)%

Revenue

Revenue decreased by $9,809,693  or 36.8% period over period, primarily due to decrease in our wholesale business, offset by slight increase in our retail business:

(1)
Wholesale revenue, which represented 34.4% of total revenue for the three months ended September 30, 2013, decreased by $10,364,687 or 64.1%. Such significant contraction resulted from ongoing implementation of our new wholesale strategy to focus on profitability rather than sales volume.  Thus, our wholesale profit margin increased from 2.5% to 18.6%. However, until we can achieve first-tier distributor status with more vendors, we will continue to have limited access to more lucrative sales channels such as hospitals, and do not expect our wholesale business to expand significantly in the immediate future.

(2)
Retail sales, which accounted for approximately 65.6% of total revenue for the three months ended September 30, 2013, increased by $554,994 or 5.3% to $11,052,942.  Same-store sales increased by approximately $66,080 or 0.7%, while online sales contributed approximately $1,596,950 in revenue, an increase of 85.6%.  The increase in same-store sales reflects implementation of key drugstore operational strategies such as promoting sale through our doctors and clinics, as well as modest economic growth in China.  Retail margin, however, fell from 26.0% to 22.7% due to price adjustments caused by government drug price control.  Our store count decreased to 51 as of September 30, 2013, from 65 a year ago.

Quarterly Revenue by Segment

The following table breaks down the revenue for our three business segments for the three months ended September 30, 2013 and 2012:

	Three months ended September 30,
	2013		2012
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$9,455,992	56.1%	$9,637,418	36.2%	$(181,426)	(1.9)%
Revenue from online sales	1,596,950	9.5%	860,530	3.2%	736,420	85.6%
Sub-total of retail revenue	11,052,942	65.6%	10,497,948	39.4%	554,994	5.3%

Revenue from wholesale business	5,802,479	34.4%	16,167,166	60.6%	(10,364,687)	(64.1)%
Revenue from farming business	-	-%	-	-%	-	N/A
Total revenue	$16,855,421	100%	$26,665,114	100%	$(9,809,693)	(36.8)%

The revenue fluctuation period over period reflected the following combined factors:

(1)
Drugstore revenue decreased by $181,426 or 1.9% primarily from two factors. We closed 16 stores in the past calendar year.  Although these stores were underperforming, they nevertheless contributed approximately $380,000 in revenue.   We also opened two stores in Shanghai during the same period, which contributed approximately $20,000 in revenue.  Sales generated by in-store clinics and same store sales grew (despite budgetary control by government health insurance) by approximately $110,000 and $70,000, respectively,  although they were not sufficient to offset the effect of the store closures.

(2)
Wholesale revenue decreased by $10,364,687 or 64.1% as a result of our strategy to focus on profitability. Although we achieved our sales volume in the prior period quickly through competitive pricing, we incurred loss as result of low profit margin and rising overhead. Since the third quarter of fiscal 2013, we have ceased certain low margin sales and are focusing on profitability rather than sales volume.  Although this strategy may impact our ability to achieve first-tier distributor status, we believe that focusing on profitability rather than volume is critical for our overall operations going forward.

(3)
Online sales increased by $736,420 or 85.6%.  We have been working with business-to-consumer online vendors, including Taobao, by posting our products on their online platforms, which direct customers back to our website.  Such arrangement has exposed our online presence to a wider consumer base.  In addition, since the end of 2012, we have expended considerable efforts in identifying popular products that can drive sales.  As a result, we have seen steady growth in online sales.

Gross Profit

Gross profit decreased by $473,794 or 13.8% period over period primarily as a result of the contraction in wholesale business.  Gross margin increased period over period from 12.5% to 17.8% as a result of higher wholesale profit margin, offset by a lower retail profit margin.  The average gross margins for our three business segments are as follows:

	Three months ended September 30,
	2013	2012
Average gross margin for retail business	23.0%	26.6%
Average gross margin for wholesale business	7.6%	3.9%
Average gross margin for farming business	N/A	N/A

Retail gross margin decreased primarily due to price adjustments that we made. Some adjustments were made to comply with government price controls. Others were made to stay competitive with local community hospitals that are able to sell at or near cost as their pharmacies are indirectly subsidized through the government. We also adjusted prices to match or better other competitors’ prices. Accordingly, overall retail gross profit margin decreased.

Wholesale gross margin increased because we are now focused on profitability for this segment such as by selling high margin products.  By comparison, our drive to generate sales volume by selling very low margin products created the low gross margin a year ago.

Selling and Marketing Expenses

Sales and marketing expenses increased by $876,510 or 41.7% period over period.  The increase in absolute dollars is mainly due to membership rewards to commemorate Jiuzhou Pharmacy’s ten-year anniversary in August and September 2013.  Such expenses as a percentage of revenue increased to 17.7% from 7.9% for the same period a year ago due to significantly lower wholesale revenue.  We expect sales and marketing expenses to be lower after the anniversary commemoration.

General and Administrative Expenses

General and administrative expenses decreased by $818,332 or 62.5% period over period.  Such expenses as a percentage of revenue decreased to 2.9% from 4.9% for the same period a year ago.   The decrease in absolute dollars as well as the percentage of revenue mainly reflects decrease in allowance for advances to suppliers. We expect future general and administrative expenses to be affected by allowance adjustments significantly.

(Loss) Income from Operations

As a result of lower revenue and lower gross profit margins, we had loss from operations of $522,709, as compared to income from operations of $9,263 a year ago.  Our operating margin for the three months ended September 30, 2013 and 2012 was (3.3)% and 0.0%, respectively.

Income Taxes

Income tax expense increased by $39,579 period over period, as a result of higher taxable income from Jiuzhou Pharmacy.

Net Loss

As a result of the foregoing, net loss decreased by $981,859 period over period.

Comparison of six months ended September 30, 2013 and 2012

The following table summarizes our results of operations for the six months ended September 30, 2013 and 2012:

	Six months ended September 30,
	2013		2012
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$32,191,940	100.0%	$59,512,445	100.0%
Gross profit	$6,549,572	20.3%	$8,566,974	14.4%
Selling expenses	$4,659,973	14.5%	$3,960,845	6.7%
General and administrative expenses	$3,132,799	9.7%	$4,156,892	7.0%
(Loss) income from operations	$(1,243,200)	(3.9)%	$449,237	0.8%
Other income (expense), net	$(90,332)	(0.3)%	$8,367	0.0%
Goodwill impairment loss	$-	-%	$(1,473,606)	(2.5)%
Change in fair value of purchase option derivative liability	$(8,384)	(0.0)%	$25,747	0.0%
Income tax expense	$79,109	0.2%	$3,892	0.0%
Net loss attributable to controlling interest	$(1,333,578)	(4.1)%	$(993,562)	(1.7)%
Net loss attributable to noncontrolling interest	$(507)	(0.0)%	$(585)	(0.0)%

Revenue

Revenue decreased by $27,320,505 or 45.9% period over period, primarily due to decrease in our wholesale business, offset by slight increase in our retail business:

(1)
Wholesale revenue, which represented 31.8% of total revenue for the six months ended September 30, 2013, decreased by $27,309,341 or 72.8%. Such significant contraction resulted from ongoing implementation of our new wholesale strategy to focus on profitability rather than sales volume.  Thus, our wholesale profit margin increased from 2.5% to 18.6%. However, until we can achieve first-tier distributor status with more vendors, we will continue to have limited access to more lucrative sales channels such as hospitals, and do not expect our wholesale business to expand significantly in the immediate future.

(2)
Retail sales, which accounted for approximately 68.2% of total revenue for the six months ended September 30, 2013, increased by $2,512,927 or 12.9% to $11,052,942. Same-store sales increased by approximately $1,066,343 or 6.2%, while online sales contributed approximately $2,865,592 in revenue, an increase of 102.1%.   The increase in same-store sales reflects implementation of key drugstore operational strategies such as promoting sale through our doctors and clinics, as well as modest economic growth in China.  Retail margin, however, fell from 26.3% to 24.1% due to price adjustments caused by government drug price control.  Our store count decreased to 51 as of September 30, 2013, from 65 a year ago.

Six-Month Revenue by Segment

The following table breaks down the revenue for our three business segments for the six months ended September 30, 2013 and 2012:

	Six months ended September 30,
	2013		2012
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$19,099,740	59.3%	$18,034,415	30.3%	$1,065,325	5.9%
Revenue from online sales	2,865,592	8.9%	1,417,990	2.4%	1,447,602	102.1%
Sub-total of retail revenue	21,965,332	68.2%	19,452,405	32.7%	2,512,927	12.9%

Revenue from wholesale business	10,226,608	31.8%	37,535,949	63.1%	(27,309,341)	(72.8)%
Revenue from farming business	-	-%	2,524,091	4.2%	(2,524,091)	(100.0)%
Total revenue	$32,191,940	100%	$59,512,445	100.0%	$(27,320,505)	(45.9)%

The revenue fluctuation period over period reflected the following combined factors:

(1)
Drugstore revenue increased by $1,065,325 or 5.9% period over period, primarily caused by two factors.  First, same stores sales increased by approximately $1,070,000, including modest increase in sales covered by insurance.  Second, sales attributable to our clinics and from two new stores in Shanghai contributed approximately $680,000 and $40,000 to revenue, respectively.  On the other hand, we closed 16 stores in the past calendar year.  Although these stores were underperforming, they nevertheless contributed approximately $720,000 in revenue.

(2)
Wholesale revenue decreased by $27,309,341 or 72.8% as a result of our strategy to focus on profitability. Although we achieved our sales volume in the prior period quickly through competitive pricing, we incurred loss as result of low profit margin and rising overhead. Since our third fiscal quarter of fiscal 2013, we have ceased certain low margin sales and are focusing on profitability rather than sales volume.  Although this strategy may impact our ability to achieve first-tier distributor status, we believe that focusing on profitability rather than volume is critical for our overall operations going forward.

(3)
Online sales increased by $1,447,602 or 102.1% period over period.  We have been working with business-to-consumer online vendors, including Taobao, by posting our products on their online platforms, which direct customers back to our website.  Such arrangement has exposed our online presence to a wider consumer base.  In addition, since the end of 2012, we have expended considerable efforts in identifying popular products that can drive sales.  As a result, we have seen steady growth in online sales.

Gross Profit

Gross profit decreased by $2,017,402 or 23.5% period over period primarily as a result of the contraction in wholesale business.  Gross margin increased period over period from 14.4% to 20.3% as a result of higher wholesale profit margin, offset by a lower retail profit margin.  The average gross margins for our three business segments are as follows:

	Six months ended September 30,
	2013	2012
Average gross margin for retail business	24.3%	26.3%
Average gross margin for wholesale business	12.4%	3.0%
Average gross margin for farming business	N/A	90.9%

Retail gross margin decreased primarily due to price adjustments that we made. Some adjustments were made to comply with government price controls. Others were made to stay competitive with local community hospitals that are able to sell at or near cost as their pharmacies are indirectly subsidized through the government. We also adjusted prices to match or better other competitors’ prices. Accordingly, overall retail gross profit margin decreased.

Wholesale gross margin increased because we are now focused on profitability for this segment such as by selling high margin products.  By comparison, our drive to generate sales volume by selling very low margin products created the low gross margin a year ago.

Selling and Marketing Expenses

Sales and marketing expenses increased by $699,128 or 17.7% period over period.  The increase in absolute dollars is mainly due to membership rewards to commemorate Jiuzhou Pharmacy’s ten-year anniversary in August and September 2013.  Such expenses as a percentage of revenue increased to 14.5% from 6.7% for the same period a year ago due to significantly lower wholesale revenue.  We expect future sales and marketing expenses to be lower after the anniversary commemoration.

General and Administrative Expenses

General and administrative expenses decreased by $1,024,093 or 24.6% period over period.  Such expenses as a percentage of revenue increased to 9.7% from 7.0% for the same period a year ago.   The significant decrease in absolute dollars mainly reflects decrease in allowance for advances to suppliers. The increase in percentage of revenue is mainly a result of a lower overall revenue base for the six months ended September 30, 2013. We expect future general and administrative expenses to be affected by allowance adjustments significantly.

(Loss) Income from Operations

As a result of lower revenue and lower gross margins, income from operations decreased by $1,692,437 or 376.7% period over period.  Operating margin for the six months ended September 30, 2013 and 2012 was (3.9)% and 0.8%, respectively.

Income Taxes

Income tax expense increased by $75,217 period over period, as a result of higher taxable income from Jiuzhou Pharmacy.

Net Income

As a result of the foregoing, net income decreased by $340,016 period over period.

Conference Call Information

As previously announced, the Company will host a conference call to discuss its fiscal year 2014 first quarter results on Friday November 15, 2013 at 8 a.m. Eastern Time. To participate in the conference call, please dial 1-888-846-5003 from North America. International participants can access the call by dialing 1-480-629-9586. A live audio webcast of this conference call will be available under the Investor Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the call will be available beginning the same day at approximately 11 a.m. Eastern Time by dialing 1-877-870-5176 or -1-858-384-5517 with pin #4651164. The replay will also be available on the company website.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People's Republic of China. As of September 30, 2013, the Company had 51 retail pharmacies in Hangzhou and Shanghai.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact:

China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com

See Accompanying Tables

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	March 31,
	2013	2013

A S S E T S

CURRENT ASSETS
Cash	$6,296,715	$4,524,094
Trade accounts receivable, net	12,691,630	12,978,808
Inventories	12,167,632	8,586,999
Other receivables, net	425,902	157,849
Advances to suppliers, net	11,070,649	15,523,034
Restricted cash	1,964,313	2,162,837
Other current assets	2,140,802	1,221,499
Total current assets	46,757,643	45,155,120

PROPERTY AND EQUIPMENT, net	12,712,963	13,288,652

OTHER ASSETS
Long term deposits	4,184,317	2,760,665
Other noncurrent assets	5,460,500	5,431,326
Intangible assets, net	1,149,981	1,202,258
Total other assets	10,794,798	9,394,249

Total assets	$70,265,404	$67,838,021

L I A B I L I T I E S A N D S T O C K H O L D E R S' E Q U I T Y

CURRENT LIABILITIES
Short-term loan payable	$163,000	$-
Accounts payable, trade	19,455,279	13,780,211
Notes payable	6,547,710	7,186,453
Other payables	1,429,961	1,327,454
Other payables - related parties	2,104,735	1,224,417
Customer deposits	1,989,967	4,828,293
Taxes payable	379,981	371,633
Accrued liabilities	242,843	956,342
Total current liabilities	32,313,476	29,674,803

Purchase option derivative liability	60,043	15,609
Total liabilities	32,373,519	29,690,412

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of September 30, 2013 and March 31, 2013	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 13,609,002 shares issued and outstanding as of September 30, 2013 and March 31, 2013	13,609	13,609
Additional paid-in capital	16,668,548	16,609,747
Statutory reserves	1,309,109	1,309,109
Retained earnings	15,761,791	17,095,369
Accumulated other comprehensive income	4,141,259	3,121,654
Total stockholders' equity	37,894,316	38,149,488

Noncontrolling interests	(2,431)	(1,879)
Total equity	37,891,885	38,147,609

Total liabilities and stockholders' equity	$70,265,404	$67,838,021

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the three months ended September 30,		For the six months ended September 30,
	2013	2012	2013	2012
REVENUES, NET	$16,855,421	$26,665,114	$32,191,940	$59,512,445

COST OF GOODS SOLD	13,907,018	23,242,917	25,642,368	50,945,471

GROSS PROFIT	2,948,403	3,422,197	6,549,572	8,566,974

SELLING EXPENSES	2,979,131	2,102,621	4,659,973	3,960,845
GENERAL AND ADMINISTRATIVE EXPENSES	491,981	1,310,313	3,132,799	4,156,892
TOTAL OPERATING EXPENSES	3,471,112	3,412,934	7,792,772	8,117,737

(LOSS) INCOME FROM OPERATIONS	(522,709)	9,263	(1,243,200)	449,237

OTHER INCOME (LOSS), NET	37,021	(90,332)	(3,392)	8,367
GOODWILL IMPAIRMENT LOSS	-	(1,473,606)	-	(1,473,606)
CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	(21,049)	25,905	(8,384)	25,747

LOSS BEFORE INCOME TAXES	(506,737)	(1,528,770)	(1,254,976)	(990,255)

PROVISION FOR INCOME TAXES	39,589	10	79,109	3,892

NET LOSS	(546,326)	(1,528,780)	(1,334,085)	(994,147)

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	264	331	507	585

NET LOSS ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(546,062)	(1,528,449)	(1,333,578)	(993,562)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	259,814	52,538	1,019,605	107,547

COMPREHENSIVE LOSS	$(286,248)	$(1,475,911)	$(313,973)	$(886,015)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	13,609,003	13,588,569	13,609,003	13,575,550
Diluted	13,609,003	13,588,569	13,609,003	13,575,550

LOSSES PER SHARES:
Basic	$(0.04)	$(0.11)	$(0.10)	$(0.07)
Diluted	$(0.04)	$(0.11)	$(0.10)	$(0.07)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,334,085)	$(994,147)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,140,586	1,295,175
Stock compensation	58,801	97,236
Bad debt write-off and provision	(747,930)	834,772
Goodwill Impairment	-	1,473,606
Change in fair value of purchase option derivative liability	8,384	(25,747)
Change in operating assets:
Accounts receivable, trade	972,975	(11,009,813)
Notes receivable	-	(928,801)
Inventories	(3,361,143)	(1,887,064)
Other receivables	(262,493)	(761,810)
Advances to suppliers	5,117,601	(2,040,116)
Other current assets	(849,209)	(779,191)
Long term deposit	-	421,871
Other noncurrent assets	92,785	251,938
Change in operating liabilities:
Accounts payable, trade	5,323,371	9,916,586
Other payables and accrued liabilities	(654,911)	715,342
Customer deposits	(2,925,130)	1,657,754
Taxes payable	(45)	(242,908)
Net cash provided by (used in) operating activities	2,579,557	(2,005,317)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(54,413)	(234,151)
Increase in long-term deposits for land use right	(1,351,030)	-
Additions to leasehold improvements	(26,619)	(253,163)
Payments on construction-in-progress	(111,524)	-
Net cash used in investing activities	(1,543,586)	(487,314)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	161,770	-
Change in restricted cash	245,504	90,544
Change in notes payable	(795,002)	2,328,686
Change in other payables-related parties	879,958	(295,954)
Net cash provided by financing activities	492,230	2,123,276

EFFECT OF EXCHANGE RATE ON CASH	244,420	44,100

INCREASE (DECREASE) IN CASH	1,772,621	(325,255)

CASH, beginning of period	4,524,094	3,833,216

CASH, end of period	$6,296,715	$3,507,961

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$12,797	$-
Transfer from construction-in-progress to leasehold improvement	-	2,703,428